Exhibit 99.1

For Immediate Release	Contact:	Robert E. Ostendorf, Jr.

President & CEO

(920) 725-7000
Neenah Enterprises, Inc. and Neenah Foundry Company Announce Cost
Reduction Actions
Neenah, WI — Friday, November 16, 2007
Neenah Enterprises, Inc. and Neenah Foundry Company (collectively, the “Company”) announced today a restructuring plan intended to reduce costs and improve general operating efficiencies. The restructuring will primarily consist of salaried headcount reductions at the Company’s operating facilities. These cost reduction initiatives, when fully implemented, are expected to generate annual pre-tax cost savings of approximately $2,500,000 to $3,000,000. The Company expects to begin realizing savings from these initiatives in the second quarter of the fiscal year ending September 30, 2008, with the full projected savings expected to be realized in fiscal 2009.
In connection with the restructuring plan, the Company expects to incur employee termination costs of approximately $1,250,000 to $1,750,000 which will be recognized as a pre-tax charge during the first quarter of fiscal 2008.
Separately, the Company announced that William M. Barrett, the Company’s former President and Chief Executive Officer and currently the Executive Chairman of the Board of Directors, has informed the Board of his intention to retire as an employee of the Company, effective November 21, 2007. Upon his retirement, Mr. Barrett will become non-executive Chairman of the Board. Robert E. Ostendorf, the Company’s President and Chief Executive Officer, said, “On behalf of the Board of Directors and all of the employees of Neenah, I would like to thank Bill for his years of service and tremendous contributions to the Company. We all look forward to Bill’s continued involvement with Neenah in his role as Chairman.”
About Neenah Enterprises, Inc. and Neenah Foundry Company
     Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products.
Forward- Looking Statements
     This press release may be viewed to contain forward-looking statements. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The Company can give no assurance that its expectations will prove to be correct. Factors that could cause the Company’s results and other developments to differ materially from current expectations include the inability of the Company to successfully implement and realize the expected benefits of the cost reduction strategy; material disruptions to major industries served by the Company; developments affecting the valuation or prospects of the casting and forging industries generally or the Company in particular; and other factors described or referenced in the Neenah Foundry Company Form 10-K for the year ended September 30, 2006, the Form 10 Registration Statement of Neenah Enterprises, Inc., as amended, or subsequent SEC filings. Unless required by law, the Company does not undertake any obligation to update any of its forward-looking statements.